                  ML JWH STRATEGIC ALLOCATION FUND L.P.
                  (A DELAWARE LIMITED PARTNERSHIP)
                  AND JOINT VENTURE

                  Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000 and Independent Auditors' Report

[MERRILL LYNCH LOGO]

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                           PAGE
                                                                                                           ----
INDEPENDENT AUDITORS' REPORT                                                                                  1

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Statements of Financial Condition as of December 31, 2002 and 2001                             2

  Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000                  3

  Consolidated Statements of Changes in Partners' Capital for the years ended December 31, 2002,
    2001 and 2000                                                                                             4

  Consolidated Financial Data Highlights for the year ended December 31, 2002                                 5

  Notes to Consolidated Financial Statements                                                               6-11

INDEPENDENT AUDITORS' REPORT

To the Partners of
  ML JWH Strategic Allocation Fund L.P.:

We have audited the accompanying consolidated statements of financial condition of ML JWH Strategic Allocation Fund L.P. (the "Partnership") and the ML JWH Strategic Joint Venture (the "Joint Venture") as of December 31, 2002 and 2001, and the related consolidated statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 2002, and the financial data highlights for the year ended December 31, 2002. These consolidated financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements and consolidated financial data highlights present fairly, in all material respects, the financial position of ML JWH Strategic Allocation Fund L.P. and the ML JWH Strategic Joint Venture as of December 31, 2002 and 2001, and the results of their operations and changes in their partners' capital and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP


New York, New York
March 3, 2003

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------

                                                                         2002               2001
                                                                    ---------------   ---------------
ASSETS

Equity in commodity futures trading accounts:
  Cash and options premiums                                         $   309,093,654   $   248,619,755
  Net unrealized profit on open contracts (Note 2)                       33,411,491        14,955,289
Accrued interest (Note 4)                                                   338,254           372,122
                                                                    ---------------   ---------------

              TOTAL                                                 $   342,843,399   $   263,947,166
                                                                    ===============   ===============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Brokerage commissions payable (Note 4)                            $     1,546,360   $     1,236,104
  Profit Share payable (Note 3)                                          20,144,968         5,986,222
  Redemptions payable                                                     2,554,115         2,523,375
  Ongoing offering costs payable (Note 1)                                    12,500                 -
  Administrative fees payable (Note 4)                                       67,233            53,744
                                                                    ---------------   ---------------

          Total liabilities                                              24,325,176         9,799,445
                                                                    ---------------   ---------------

MINORITY INTEREST                                                           220,555           170,731
                                                                    ---------------   ---------------
PARTNERS' CAPITAL:
    General Partner (15,665 Units and 15,044 Units)                       3,438,707         2,556,954
    Limited Partners (1,434,337 Units and 1,479,238 Units)              314,858,961       251,420,036
                                                                    ---------------   ---------------

          Total partners' capital                                       318,297,668       253,976,990
                                                                    ---------------   ---------------

              TOTAL                                                 $   342,843,399   $   263,947,166
                                                                    ===============   ===============

NET ASSET VALUE PER UNIT                                            $        219.52   $        169.97
                                                                    ===============   ===============
(Based on 1,450,002 and 1,494,282 Units outstanding)

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                        2002             2001              2000
                                                                    -------------    -------------    -------------
REVENUES

Trading profit (loss):
    Realized                                                        $  88,906,578    $  43,747,023    $   9,945,923
    Change in unrealized                                               18,456,720      (35,627,391)      38,113,338
                                                                    -------------    -------------    -------------

        Total trading results                                         107,363,298        8,119,632       48,059,261

Interest income (Note 4)                                                4,622,596        9,573,671       17,179,996
                                                                    -------------    -------------    -------------

        Total revenues                                                111,985,894       17,693,303       65,239,257
                                                                    -------------    -------------    -------------

EXPENSES

Brokerage commissions (Note 4)                                         16,830,711       15,061,052       21,916,843
Administrative fees (Note 4)                                              731,770          654,829          750,433
Ongoing offering costs (Note 1)                                            75,000                -          174,043
                                                                    -------------    -------------    -------------

        Total expenses                                                 17,637,481       15,715,881       22,841,319
                                                                    -------------    -------------    -------------

INCOME BEFORE PROFIT SHARE
ALLOCATION AND MINORITY INTEREST                                       94,348,413        1,977,422       42,397,938

Profit Share Allocation (Note 3)                                      (20,152,858)      (5,986,223)      (2,594,804)

Minority interest in (income) loss                                        (49,824)           3,746          (27,502)
                                                                    -------------    -------------    -------------

NET INCOME (LOSS)                                                   $  74,145,731    $  (4,005,055)   $  39,775,632
                                                                    =============    =============    =============
NET INCOME (LOSS) PER UNIT:
    Weighted average number of General Partner
      and Limited Partner Units outstanding (Note 5)                    1,478,500        1,506,078        2,109,178
                                                                    =============    =============    =============
    Net income (loss) per weighted average General Partner
        and Limited Partner Unit                                    $       50.15    $       (2.66)   $       18.86
                                                                    =============    =============    =============

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                     UNITS        GENERAL PARTNER    LIMITED PARTNERS        TOTAL
                                 -------------    ---------------    ----------------    -------------
PARTNERS' CAPITAL,
   DECEMBER 31, 1999                 2,460,563    $     4,087,563    $    356,132,296    $ 360,219,859

Additions                              108,883             23,717          15,854,642       15,878,359

Net income                                   -            502,274          39,273,358       39,775,632

Redemptions                           (939,185)        (1,393,965)       (131,312,615)    (132,706,580)
                                 -------------    ---------------    ----------------    -------------
PARTNERS' CAPITAL,
   DECEMBER 31, 2000                 1,630,261          3,219,589         279,947,681      283,167,270

Additions                              115,245              8,813          18,532,359       18,541,172

Net loss                                     -            (21,881)         (3,983,174)      (4,005,055)

Redemptions                           (251,224)          (649,567)        (43,076,830)     (43,726,397)
                                 -------------    ---------------    ----------------    -------------
PARTNERS' CAPITAL,
   DECEMBER 31, 2001                 1,494,282          2,556,954         251,420,036      253,976,990

Additions                              241,796            110,764          47,671,859       47,782,623

Net income                                   -            770,989          73,374,742       74,145,731

Redemptions                           (286,076)                 -         (57,607,676)     (57,607,676)
                                 -------------    ---------------    ----------------    -------------
PARTNERS' CAPITAL,
   DECEMBER 31, 2002                 1,450,002    $     3,438,707    $    314,858,961    $ 318,297,668
                                 =============    ===============    ================    =============

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------

The following per Unit data and ratios have been derived from information provided in the financial statements.

Increase (Decrease) in Net Asset Value

PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year                        $   169.97
Realized trading profit                                        61.01
Change in unrealized                                           11.07
Interest income                                                 3.14
Expenses                                                      (25.67)
                                                          ----------

Net asset value, end of year                              $   219.52
                                                          ==========

Total investment return, compounded monthly                   29.15%
                                                          ==========

RATIOS TO AVERAGE NET ASSETS:

Expenses                                                      13.42%
                                                          ==========
Net income                                                    26.29%
                                                          ==========

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML JWH Strategic Allocation Fund L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996. The Partnership issues new units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each calendar month. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities through its joint venture (the "Joint Venture") with John W. Henry & Company, Inc. ("JWH(R)"), the trading advisor for the Partnership. MLIM Alternative Strategies LLC ("MLIM AS LLC") a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the Partnership's commodity broker. MLIM AS LLC and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective economic interests.

     The Joint Venture trades in the international futures and forward markets, applying multiple proprietary trading strategies under the direction of JWH(R). JWH(R) selects, allocates and reallocates the Partnership's assets among different combinations of JWH(R)'s programs--an approach which JWH(R) refers to as the "JWH Strategic Allocation Program."

     The consolidated financial statements include the accounts of the Joint Venture to which the Partnership contributed substantially all of its capital, representing a current equity interest in the Joint Venture of approximately 99%. All related transactions between the Partnership and the Joint Venture are eliminated in consolidation.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in Net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Consolidated Statements of Operations.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     ONGOING OFFERING COSTS, OPERATING EXPENSES AND SELLING COMMISSIONS

     MLIM AS LLC is entitled to receive, from the Partnership, ongoing offering cost reimbursements subject to a ceiling of up to 0.25 of 1% of the Partnership's average month-end assets in any fiscal year.

     MLIM AS LLC pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (See Note 3). MLIM AS LLC receives an administrative fee, as well as a portion of the brokerage commissions paid to MLPF&S by the Joint Venture (See Note 4).

     No selling commissions have been or are paid directly by the Limited Partners. All selling commissions are paid by MLIM AS LLC.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2002, 2001 or 2000.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquired Units at more than one time, Units are treated on a "first-in, first-out" basis for purposes of determining whether redemption charges are applicable. Redemption charges are subtracted from redemption proceeds and paid to MLIM AS LLC.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2026 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   CONDENSED SCHEDULE OF INVESTMENTS

     The Partnership's investments, defined as Net unrealized profit on open contracts on the Consolidated Statements of Financial Condition, as of December 31, 2002 and 2001, are as follows.

           2002                         LONG POSITIONS                          SHORT POSITIONS
           ----                         --------------                          ---------------
                                                                                                         NET UNREALIZED
       COMMODITY                    UNREALIZED    PERCENT OF               UNREALIZED      PERCENT OF   PROFIT (LOSS) ON  PERCENT OF
     INDUSTRY SECTOR   CONTRACTS   PROFIT (LOSS)  NET ASSETS  CONTRACTS    PROFIT (LOSS)   NET ASSETS   OPEN POSITIONS    NET ASSETS
     ---------------  -----------  -------------  ----------  -----------  --------------  ----------   ----------------  ----------
     Agriculture            2,445  $     880,772      0.28%        (1,943) $    1,050,712     0.33%     $      1,931,484       0.61%
     Currencies        35,176,496     26,134,206      8.21%   (34,200,098)     (7,732,628)   -2.43%           18,401,578       5.78%
     Energy                 4,027      4,026,716      1.27%             -               -     0.00%            4,026,716       1.27%
     Interest rates         9,963     10,450,795      3.28%          (843)     (3,068,266)   -0.96%            7,382,529       2.32%
     Metals                 3,135      2,581,874      0.81%          (816)       (228,856)   -0.07%            2,353,018       0.74%
     Stock indices            784       (811,576)    -0.25%          (265)        127,742     0.04%             (683,834)     -0.21%
                                   -------------                           --------------               ----------------

     Total                         $  43,262,787     13.60%                $   (9,851,296)   -3.09%     $     33,411,491      10.51%
                                   =============                           ==============               ================

           2002             LONG POSITIONS              SHORT POSITIONS
           ----             --------------              ---------------
                                                                                   NET UNREALIZED
       COMMODITY       UNREALIZED     PERCENT OF    UNREALIZED      PERCENT OF    PROFIT (LOSS) ON  PERCENT OF
     INDUSTRY SECTOR  PROFIT (LOSS)   NET ASSETS   PROFIT (LOSS)    NET ASSETS    OPEN POSITIONS    NET ASSETS
     ---------------  -------------   ----------   -------------    ----------    ----------------  ----------
     Agriculture      $     880,772       0.28%    $   1,050,712       0.33%      $      1,931,484     0.61%
     Currencies          26,134,206       8.21%       (7,732,628)     -2.43%            18,401,578     5.78%
     Energy               4,026,716       1.27%                -       0.00%             4,026,716     1.27%
     Interest rates      10,450,795       3.28%       (3,068,266)     -0.96%             7,382,529     2.32%
     Metals               2,581,874       0.81%         (228,856)     -0.07%             2,353,018     0.74%
     Stock indices         (811,576)     -0.25%          127,742       0.04%              (683,834)   -0.21%
                      -------------                -------------                  ----------------

     Total            $  43,262,787      13.60%    $  (9,851,296)     -3.09%      $     33,411,491    10.51%
                      =============                =============                  ================

     No individual contract comprised greater than 5% of the Partnerships net assets during 2002 and 2001.

3.   JOINT VENTURE AGREEMENT

     The Partnership and JWH(R) entered into a Joint Venture Agreement as of the commencement of operations whereby JWH(R) contributed $100,000 to the Joint Venture and the Partnership contributed substantially all of its capital. As of October 30, 1998, the Joint Venture Agreement was amended to allow the Joint Venture Agreement to continue in effect until December 31, 2000 subject to automatic one-year renewals on the same terms, unless either the Partnership or JWH(R) elects not to renew. The Joint Venture Agreement was renewed through the year ended December 31, 2003. MLIM AS LLC is the manager of the Joint Venture, while JWH(R) has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

     Pursuant to the Joint Venture Agreement, JWH(R) and the Partnership share in the profits of the Joint Venture based on equity ownership provided that 20%, increased from 15% on October 1, 2000, of the Partnership's allocable quarterly New Trading Profits, as defined, are allocated to JWH(R). Losses are allocated to JWH(R) and the Partnership based on equity ownership.

     Pursuant to the Joint Venture Agreement, JWH(R)'s share of profits may earn interest at the prevailing rates for 91-day U.S. Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture. For the years ended December 31, 2002, 2001 and 2000, JWH(R) received a profit share allocation of $20,054,827, $5,861,385, and $2,586,818 and earned interest of $98,031, $124,838, and $7,986 on such amounts, respectively.

4.   RELATED PARTY TRANSACTIONS

     The Joint Venture's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Joint Venture with interest at the prevailing 91-day U.S. Treasury bill rate. The Joint Venture is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such assets.

     Merrill Lynch charges the Joint Venture, at prevailing local rates, for financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

     The Joint Venture currently pays brokerage commissions to MLPF&S at a flat monthly rate of .479 of 1% (a 5.75% annual rate) of the Joint Venture's month-end assets. Prior to October 1, 2000, the brokerage commission rate was .646 of 1% per month (a 7.75% annual rate). The Joint Venture also pays MLIM AS LLC a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Joint Venture's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLIM AS LLC estimates that the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 2002, 2001 and 2000 was approximately $127, $98, and $121 (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLPF&S pays JWH(R) annual Consulting Fees of 2%, reduced from 4% on October 1, 2000, of the Partnership's average month-end assets, after reduction for a portion of the brokerage commissions.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 2002, 2001 and 2000 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Partnership has certain risks, which can not be presented on the financial statements. The following summarizes some of those risks.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIM AS LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of JWH(R), calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM AS LLC does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIM AS LLC may urge JWH(R) to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH(R) has begun to deviate from past practice or trading policies or to be trading erratically, MLIM AS LLC basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by JWH(R) itself.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Consolidated Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to

     MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Consolidated Statements of Financial Condition under Equity in commodity futures trading accounts.

7.   Subsequent Event

     As of February 28, 2003, the general partner of the Partnership changed its name from MLIM Alternative Strategies LLC to Merrill Lynch Alternative Investments LLC as part of an internal Merrill Lynch reorganization. This change did not affect the personnel involved in the management of the Partnership. The change will have no impact on the Partnership's investors.


                              * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                         MLIM Alternative Strategies LLC
                               General Partner of
                      ML JWH Strategic Allocation Fund L.P.